Exhibit 10.40

EXECUTION COPY

CONFIDENTIAL

AMENDMENT TO

LICENSE & DEVELOPMENT AGREEMENT

This AMENDMENT TO LICENSE & DEVELOPMENT AGREEMENT (this “Amendment”) is entered into as of January 4, 2013 (the “Amendment Effective Date”), by and between ALEXZA PHARMACEUTICALS, INC., a Delaware corporation with a principal place of business at 2091 Stierlin Court, Mountain View, CA 94043 (“Alexza”), and ROYALTY PHARMA a Delaware statutory trust with a principal place of business at 110 East 59th Street, 33rd Floor, New York, NY 10022 (acquiror of CYPRESS BIOSCIENCE, INC., a Delaware corporation with a principal place of business at 4350 Executive Drive, Suite 325, San Diego, CA 92121 (“Cypress”)) (“Royalty Pharma”). Alexza and Royalty Pharma are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Alexza and Cypress are parties to that certain License & Development Agreement, dated August 25, 2010 (the “Agreement”);

WHEREAS, Cypress was acquired by Royalty Pharma on January 5, 2011 and Royalty Pharma is Cypress’s successor in interest to the Agreement;

WHEREAS, Alexza has completed activities contemplated by the Agreement as of the Amendment Effective Date, and Royalty Pharma has fully paid Alexza for the work completed as of the Amendment Effective Date; and

WHEREAS, Alexza and Royalty Pharma now desire to amend the terms and conditions of the Agreement, as outlined below.

Now, THEREFORE, in consideration of the premises, and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. STACCATO® NICOTINE PROJECT EQUIPMENT DISPOSITION. The following new Section 3.6 is hereby added after Section 3.5 of the Agreement:

3.6 Purchased Equipment. During the term of the Agreement, as of the Amendment Effective Date, various pieces of equipment were purchased by Royalty Pharma in support of the Alexza Development Plan and are still on-site at Alexza’s location at the address above (the “Purchased Equipment”). Alexza and Royalty Pharma agree that the Purchased Equipment shall be owned by Alexza. Each Party agrees to take all further acts reasonably required to evidence such ownership and transfer.

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2. PATENT PROSECUTION AND MAINTENANCE. Section 7.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

7.2 Patent Prosecution and Maintenance. As of the Amendment Effective Date, Alexza shall have the right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the Alexza Patents, Cypress Patents and Joint Patents in any jurisdiction in the world and all costs and expenses incurred by Alexza in connection with the preparation, prosecution, and maintenance of the Alexza Background Patents and Alexza Product Patents (other than the Alexza Nicotine Product Patents) shall be borne by Alexza. For clarity, all costs and expenses incurred by Royalty Pharma in connection with the preparation, prosecution, and maintenance of the Alexza Nicotine Product Patents and the Cypress Patents prior to the Amendment Effective Date shall be borne by Royalty Pharma. All reasonable, out-of-pocket documented costs and expenses incurred by Alexza accrued from and after October 1, 2012 in connection with the preparation, prosecution, and maintenance of the Alexza Nicotine Product Patents and the Cypress Patents shall be reimbursed by Royalty Pharma, with such reimbursement payable by Royalty Pharma to Alexza within thirty (30) days of receipt of monthly invoices from Alexza. Each Party represents and warrants to the other Party that, as of the Amendment Effective Date, it has fully disclosed to the other Party all Inventions. Subject to the foregoing representation and warranty, the Parties acknowledge and agree that, as of the Amendment Effective Date, there are no Joint Patents or Joint Inventions the Parties desire to patent and the Parties do not anticipate filing any Joint Patents during the Term. Alexza shall keep Royalty Pharma reasonably informed of its prosecution activities with respect to the Alexza Background Patents, Alexza Product Patents and Cypress Patents. If, in accordance with Section 7.8, the Parties agree that a particular Alexza Background Patent will be listed or would reasonably be expected to be listed in the Orange Book, then such patent will hereinafter be called an “Orange Book Alexza Background Patent.” Alexza shall provide Royalty Pharma with a copy of material communications from any patent authority regarding any Orange Book Alexza Background Patent, any Alexza Product Patent or any Cypress Patent and shall provide drafts of any material filings or responses to be made to such patent authorities regarding such Orange Book Alexza Background Patent, Alexza Product Patent or Cypress Patent a reasonable amount of time in advance of submitting such filings or responses and Royalty Pharma shall have an opportunity to review and comment thereon within ten (10) business days of receipt thereof. Alexza shall discuss and reasonably consider any comments received from Royalty Pharma. Alexza shall use commercially reasonable efforts to separate any Alexza Patent claims directed primarily toward a Product into distinct divisional (or equivalent) patent applications, to the extent feasible and permitted under Applicable Laws, and to the extent Alexza does not reasonably believe that such separation would materially adversely affect the claim scope or likelihood or timing of patent issuance of any Alexza Patent, and such

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distinct divisional (or equivalent) patent applications shall be Alexza Nicotine Product Patents. Alexza shall have the right, in its sole discretion, to abandon, cease prosecution of or not maintain any Alexza Patent or Cypress Patent anywhere in the world. Should Alexza determine to abandon prosecution of, or cease to maintain, any Alexza Product Patents or Cypress Patent in any jurisdiction, Alexza shall promptly so notify Royalty Pharma and provided that Alexza has no reasonable objection shall permit Royalty Pharma, should Royalty Pharma choose to do so, at Royalty Pharma’s expense, to continue to prosecute or maintain such patent in such jurisdiction, and Alexza shall, at the expense of Royalty Pharma, cooperate with Royalty Pharma in regard thereto. The Parties acknowledge and agree that it shall be unreasonable for Alexza to object pursuant to the preceding sentence if such Alexza Patent or Cypress Patent proposed for abandonment is required to protect, or to extend the time of patent protection for, the Product in the jurisdiction where abandonment is proposed. Alexza and Royalty Pharma agree that the patent application entitled “NICOTINE TRIFUMARATE” (U.S. Patent Application No. 61/512,763), filed July 28, 2011 will be abandoned. Alexza and Royalty Pharma agree that Alexza will file a patent application for the “nicotine salt formed with 3-hydroxybenzoic acid” and such Alexza Nicotine Product Patent will be pursued by Alexza pursuant to the terms of this Section 7.2.

3. TERMINATION.

(a) The following new Section 11.2(c) is hereby added after Section 11.2(b) of the Agreement:

(c) Royalty Pharma shall use commercially reasonable efforts to complete an Asset Sale or Asset License by September 30, 2013. Alexza shall have no additional development obligations or commitments as a result of the foregoing. Alexza shall use commercially reasonable efforts, at Royalty Pharma’s expense, to support Royalty Pharma’s reasonable requests in connection with its Asset Sale or Asset License solely with respect to necessary due diligence activities with any potential partner or licensee. Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate automatically if Royalty Pharma does not complete an Asset Sale or Asset License by December 31, 2013. If Royalty Pharma completes an Asset Sale or Asset License by December 31, 2013, this Agreement shall not automatically terminate under this Section 11.2(c).

(b) The first sentence of Section 11.3(a) of the Agreement is hereby amended as follows:

“Section 11.2(a) or 11.2(b)” is hereby replaced with “Section 11.2(a), 11.2(b) or 11.2(c)”

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4. TERMINATION OF THE SUBLET AND ADMINISTRATIVE SERVICES AGREEMENT. The Parties acknowledge and agree that the Sublet and Administrative Services Agreement between Alexza and Cypress, dated August 25, 2010 (the “Sublease”) is fully paid and shall be terminated effective October 31, 2012 and neither Party has any liability to the other Party thereunder.

5. MISCELLANEOUS.

(a) References. All references to Cypress in the Agreement shall be deemed references to Royalty Pharma.

(b) Full Force and Effect; Entire Agreement. This Amendment amends the terms of the Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect and sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter of the Agreement and supersedes, as of the Amendment Effective Date, all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of the Agreement.

(c) Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. For clarity, the term “Agreement” in the Agreement means the Agreement as amended.

(d) Severability. In the event any provision of this Amendment should be held invalid, illegal or unenforceable in any jurisdiction or shall render this Amendment or the entire Agreement to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

(e) Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Amendment, shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without reference to its conflicts of law principles

(f) Counterparts. This Amendment may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to License & Development Agreement as of the Amendment Effective Date.

ALEXZA PHARMACEUTICALS, INC.		ROYALTY PHARMA

By:	/s/ Thomas B. King	By:	/s/ PABLO LEGORRETA

Name:	Thomas B. King	Name:	PABLO LEGORRETA

Title:	President & CEO	Title: